EXHIBIT 99.1

      SOURCE: IBSG International Inc.
      8:30am Eastern Time

SECURE BLUE ANNOUNCES FIRST ONLINE DEMOS OF LATEST VERSION OF SOX PRO, ITS ECONOMIC SMALL CAP
SOX SOLUTION AIMED AT AN ESTIMATED MARKET OF $6.9 BILLION*

Secure Blue’s Sarbanes-Oxley and Internal Security software suite, developed specifically for small and medium cap businesses.

CELEBRATION, Fla. — (BUSINESS WIRE)—May 5th, 2005 — IBSG International, Inc., (the “Company”), (OTCBB:IGII — News) announced today that its subsidiary Secure Blue, Inc., will be staging online demonstrations of the latest version of its Sarbanes-Oxley solution, SOX Pro, to potential resellers and brokers in the week commencing 9th May. Interested end users will be able to join regularly scheduled demonstrations from the week of May 9th going forward. Full details of the times and dates will be available on Secure Blue’s website at www.secureblue.net. Interested parties can register for the online webinars as potential resellers or end users. Secure Blue will stage two demonstrations aimed at each of the market sectors. Each webinar is designed to take between 15 and 20 minutes followed by a short Q & A. The complete session should not take any longer than 30 minutes.

The demonstrations mark the launch of Secure Blue’s marketing campaign for its economic Sarbanes-Oxley solution for small and medium cap companies which will include a concerted PR and advertising campaign aimed at expanding its channel distribution infrastructure and launching its direct selling program.

SOX Pro offers a dual capability – SOX compliance plus internal network security management — delivers improved productivity, savings in asset management and reduced liabilities for the company, its management, employees, customers and suppliers. Recovery Of Investment (ROI) shows SOX Pro can pay for itself within a matter of months. This opens the door for Secure Blue to effectively penetrate the market sector most neglected, the small to mid size cap company, as vendors compete for the big multi-nationals and their willingness to spend huge budgets in preparing for SOX compliance. SOX Pro has all of the elements essential for compliance with the critical Sections 404 & 302, particularly in relation to IT controls and data protection – document tracking, access control, financial record monitoring, content filtering, continuous monitoring, auto-alerts and sophisticated management reporting including PDA notification to designated company compliance officers- and much, much more. It gives CFOs and CEOs the confidence to certify the quarterly and annual reports knowing that the relevant checks and balances in place are demonstrably effective. SOX Pro also provides the means to implement, monitor and report on a robust enterprise network security policy — a pre-requisite for companies to stay compliant with SOX long term and a cost-effective means for companies to significantly cut their potential liabilities from general computer abuse, illegal software or data theft. Roy Davis, CEO of Secure Blue, Inc. predicts, “We have taken a proven, robust security solution and enhanced it to meet the critical sections of digital record tracking outlined within the current SOX legislation. We are providing an affordable solution with the most robust functionality on the market. This is the first step for Secure Blue on an exciting journey to establish SOX Pro as the SOX solution of choice amongst small and medium cap companies. If you want to see proof that SOX compliance doesn’t have to be expensive to be effective and that SOX Pro can bring real cost benefits, then tune in week commencing 9th May and get a pleasant surprise.” Dr Michael Rivers, CEO of IBSG International said, “Recently we raised $1M in new capital of which a portion has been allocated for the launch of SOX Pro and we are on target to build the business over the coming months and years into a major player in the SOX market”. About IBSG International, Inc.: The IBSG International offers enterprise solutions designed to enhance the operating efficiency and create revenue for State Small Business Development Centers, business associations (e.g., Chambers of Commerce) and Fortune 1000 corporations through the licensing of its unique turnkey digital service center software, which provides a broad range of digital budgetary, administrative and commercial services (B2B, e-commerce, government to business and enterprise business services) on a single platform known as the NetPool Data System (copyrighted). The Company acquired the assets of a security software company from the U.K. and created a subsidiary, Secure Blue, Inc., in June of 2004. Secure Blue provides Sarbanes-Oxley compliance software and internal network security software to the IBSG markets, as well as marketing and selling the same software directly to its independent customer base. As software providers, system integrators and Application Service Provider, IBSG, Inc. and Secure Blue, Inc. generate their revenue from license sales, system modifications, and system support and a percentage of monthly customer fees. The typical IBSG/Secure Blue license agreement has a five-year term, but, being updated on an annual basis, is almost invariably renewed upon expiration (to date the Company has had only one licensee not renew, due to the expiration of the licensee’s contract with their client).

FORWARD LOOKING STATEMENTS:

Statements about the Company’s future expectations, including future revenues and earnings, such contract execution and future revenues, and all other statements in this press release other than historical facts are “forward-looking statements or estimates” within the meaning of section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as the term is defined in the Private Litigation Reform Act of 1995. The comments and projections made by Mr. Davis should be treated strictly as projections of sales and are not intended as a guarantee of the success of any contractual relationship being developed with any potential customer. The Company’s actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances. Should events occur which materially affect any comments made within this press release, the Company will appropriately inform the public.

* Gartner

Intelligent Business Systems Group International Inc., World Headquarters (OTCBB:IGII - News): 1132 Celebration Blvd. Celebration, FL 34747; (321) 939-6321

Secure Blue, Inc., 375 E. Warm Springs Rd, Las Vegas, NV 89119, (702) 358 3929

Contact:

IBSG International Inc., Celebration
SecureBlue Inc, Las Vegas

Investment Relations contact:
Redwood Consultants, LLC,
Novato, Calif.
Jens Dalsgaard, 415/884-0348